CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-86930, 33-90392, 33-96620, 33-97490 and 333-15519), and in the
Registration Statements (Form S-8 Nos. 33-41027, 33-80988, 333-13387,  33-80992,
33-94790,  333-13359,  333-34671 and 333-13357)  pertaining to the 1991 Employee
Stock Purchase Plan, the 1994 Incentive Stock Plan, and the PMC-Sierra, Inc. (Portland) 1996 Stock Option Plan of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation) and in the related Prospectuses, of our report dated January 22, 1997, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation) included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                             /s/  ERNST & YOUNG LLP

San Jose, California
March 19, 1998